INSURED   {NAME}                         {AGE}-{GENDER}   AGE AND SEX
      GUARANTEED                                        {POL NO}   POLICY NUMBER
INSURANCE AMOUNT   {GUAR INS AMOUNT}               {POLICY DATE}   POLICY DATE
      ISSUE DATE   {ISSUE DATE}                  {PREMIUM CLASS}   PREMIUM CLASS
                                                        {SMOKER}
PLAN OF INSURANCE   VARIABLE WHOLE LIFE WITH                       DEATH BENEFIT
                    MODIFIED SCHEDULED PREMIUMS{DEATH BENEFIT OPT} OPTION

[LOGO] The Guardian(R)

The Guardian Insurance & Annuity Company, Inc. (GIAC) will pay the death proceeds to the beneficiary upon receipt at the Executive Office of due proof that the insured died while this policy was in force. Read this policy carefully. This policy is a legal contract between the owner and GIAC. The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements and applications. This policy is issued by GIAC at its Executive Office at 201 Park Avenue South, Mail Station 215-B, New York, New York 10003.


/s/ [ILLEGIBLE]                                       /s/ [ILLEGIBLE]

Secretary                                             President

THE DEATH PROCEEDS, POLICY ACCOUNT VALUE AND CASH SURRENDER VALUE UNDER THIS POLICY MAY INCREASE OR DECREASE DAILY, DEPENDING UPON PAYMENTS MADE, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE AMOUNT OF INTEREST CREDITED TO THE FIXED-RATE OPTION, THE AMOUNT OF CHARGES DEDUCTED AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS ARE TAKEN. HOWEVER, THE DEATH PROCEEDS WILL NEVER BE LESS THAN THE GUARANTEED INSURANCE AMOUNT AS DEFINED ON PAGE 5, PROVIDED ALL POLICY PREMIUMS ARE PAID WHEN DUE, NO PARTIAL WITHDRAWALS ARE MADE AND NO POLICY LOANS ARE TAKEN. SEE PAGE 6 FOR A FULL DESCRIPTION OF DEATH PROCEEDS.

THERE IS NO MINIMUM GUARANTEED CASH SURRENDER VALUE. THE LOAN VALUE OF THIS POLICY IS LESS THAN 100% OF THE CASH SURRENDER VALUE. SEE PAGES 5, 16 AND 17 FOR A FULL DESCRIPTION OF CASH SURRENDER VALUE AND LOAN VALUE.

ALL VALUES UNDER THIS POLICY WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED.

RIGHT TO CANCEL:

The owner has the right to examine this policy and return it for cancellation to the Executive Office or to the agent from whom it was purchased by the latest of: 1) 10 days after receiving it; or 2) 45 days from the date Part 1 of the completed application was signed; or 3) 10 days after GIAC mails to the owner any withdrawal right notice required by the Securities and Exchange Commission. The policy and a written cancellation notice must be delivered or mailed to cancel this policy. Any notice given by mail, either by the owner or GIAC, is effective on being postmarked, properly addressed, and postage prepaid. GIAC will refund any amounts paid. The policy will be void from the beginning.

Variable Whole Life Insurance Policy with Modified Scheduled Premiums

o Basic Scheduled Premiums payable during Guaranteed Premium Period remain level and unchanged

o Basic Scheduled Premiums subject to change after Guaranteed Premium Period, in accordance with "Changes in Basic Scheduled Premiums" on page 9

o     Non-participating--No dividends payable

95-MPVL

                                 POLICY SUMMARY

This summary outlines some of the major policy provisions; it does not alter any of these provisions. The actual policy provisions set forth the full details and conditions of this policy; only the actual policy provisions will control.

If the insured dies while this policy is in force, GIAC will pay the death proceeds to the beneficiary. The death proceeds will never be less than the Guaranteed Insurance Amount as defined on page 5, provided all Policy Premiums are paid when due, no partial withdrawals are made and no policy loans are taken. The actual death proceeds payable will be determined in accordance with "Death Proceeds" on page 6.

The Basic Scheduled Premium shown on page 3 is guaranteed to remain level and unchanged during the Guaranteed Premium Period. The Guaranteed Premium Period begins on the Policy Date and ends on the later of the Policy Anniversary nearest the insured's Attained Age 70 or the 10th Policy Anniversary. After the Guaranteed Premium Period, the Basic Scheduled Premium is subject to change each policy year. However, the Basic Scheduled Premium payable in a policy year after the Guaranteed Premium Period will never be less than the Basic Scheduled Premium payable during the Guaranteed Premium Period, nor will it exceed the Maximum Basic Scheduled Premium shown on page 3 (see "Premiums and Reinstatement" on page 8).

The owner may allocate all or part of any Net Premium to any of the Variable Investment Options and to the Fixed-Rate Option. The owner may change the allocation of future Net Premiums (see "Allocations and Transfers" on page 11). Amounts allocated to the Fixed-Rate Option will accrue interest at a guaranteed minimum effective interest rate of 4% per year. GIAC may declare an interest rate greater than 4% at its discretion (see "The Fixed-Rate Option" on page 14).

The Policy Account Value is the value attributable to this policy. The Policy Account Value may vary daily with the investment experience of Account K, the amount of interest credited to the Fixed-Rate Option and charges deducted (see "Policy Account Value" on page 14). The owner may transfer any portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to "Allocations and Transfers".

This policy does not have a minimum guaranteed Cash Surrender Value (see "Partial Withdrawals and Surrender" on page 16). If this policy has a Cash Surrender Value, the owner may, subject to limitations:

o continue insurance coverage for a limited period or a reduced amount without paying further premiums (see "Policy Value Options" on page 18);

o     obtain a policy loan (see "Policy Loans" on page 17);

o     surrender this policy for cash (see "Surrender" on page 16);

o     use this policy to provide life income (see "Payment Options" on page 21).

GIAC allows a 31 day grace period after each Policy Premium due date. If a due Policy Premium is not paid by the end of the grace period, this policy may lapse. If this policy lapses and it is not surrendered for cash, it may be eligible for reinstatement within 5 years (see "Premiums and Reinstatement" on page 8).

   Any endorsements and additional benefit riders are attached to this policy.
               An Index appears on the inside of the back cover.

                           Guide to Policy Provisions

 1.  Definitions
 2.  Death Proceeds
 3.  Reducing the Guaranteed Insurance Amount
 4.  Owner and Beneficiary
 5.  Premiums and Reinstatement
 6.  Allocations and Transfers
 7.  The Separate Account
 8.  The Fixed-Rate Option
 9.  Policy Account Value
10.  Partial Withdrawals and Surrender
11.  Policy Loans
12.  Policy Value Options
13.  Exchange of Policy
14.  Payment Options
15.  General Provisions


95-MPVL                                Page 2

                                   POLICY DATA

          INSURED  JOHN DOE                        35-MALE  AGE AND SEX
       GUARANTEED                                 SPECIMEN  POLICY NUMBER
 INSURANCE AMOUNT  $100,000                   JAN. 1, 1995  POLICY DATE

       ISSUE DATE  JAN. 1, 1995                   STANDARD  PREMIUM CLASS
                                                NON-SMOKER
PLAN OF INSURANCE  VARIABLE WHOLE LIFE WITH
                   MODIFIED SCHEDULED PREMIUMS           1  DEATH BENEFIT OPTION

            OWNER  JOHN DOE

      BENEFICIARY  MARY DOE, WIFE

TOTAL INITIAL POLICY PREMIUM         $999.00

                              BENEFITS AND PREMIUMS

                                            ANNUAL           POLICY YEARS
                                            PREMIUM            PAYABLE

BASIC POLICY

BASIC SCHEDULED PREMIUM DURING
THE GUARANTEED PREMIUM PERIOD                 $999.00        1 through 35
MAXIMUM BASIC SCHEDULED PREMIUM AFTER
THE GUARANTEED PREMIUM PERIOD               $5,794.00        36 through 65

Beginning on 01/01/2030 the Basic Scheduled Premium may be changed each policy year (see "Guaranteed Premium Period" and "Changes in Basic Scheduled Premiums" on page 9). However, the Basic Scheduled Premium payable in a policy year after the Guaranteed Premium Period will never be less than the Basic Scheduled Premium payable during the Guaranteed Premium Period, nor will it exceed the Maximum Basic Scheduled Premium shown above.

The address of the Home Office of The Guardian Insurance & Annuity Company, Inc. is:

The Guardian Insurance & Annuity Company, Inc.
1209 Orange Street
Wilmington, Delaware  19801

  To obtain information or make a complaint about your coverage you may call:

                                 1-800-XXX-XXXX


95-MPVL (CONTINUED ON PAGE 3.1)     PAGE 3

                   INITIAL NET PREMIUM ALLOCATION INFORMATION

The first Net Premium is $905.90. This amount is allocated as follows:

The Guardian Stock Fund                         50%
The Guardian Bond Fund                           0%
The Guardian Cash Fund                           0%
Baillie Gifford International Fund              30%
Value Line Strategic Asset Management Trust      0%
Value Line Centurion Fund                        0%
The Fixed-Rate Option                           20%

                              UNSCHEDULED PAYMENTS

The minimum unscheduled payment is $100, unless such payment is accompanied by a then due Policy Premium. The maximum amount of total unscheduled payments permitted during each policy year is the applicable amount shown below. Additional restrictions regarding unscheduled payments are described in "Unscheduled Payments" on page 9.

                 Policy year 1:     $ 9,990.00
      Policy years 2 through 5:     $ 2,997.00
     Policy years 6 through 10:     $ 1,998.00
    Policy years 11 through 65:     $   999.00

GIAC reserves the right to deduct a maximum handling fee of $2.00 from each unscheduled payment.

                                  POLICY LOANS

Except for an Automatic Premium Loan, the minimum loan amount is $500. The minimum loan repayment is the lesser of: (a) $100, unless such repayment is accompanied by a then due Policy Premium; or (b) the total outstanding Policy Debt. See "Policy Loans" on page 17 for details on loan value and loan interest.

                     EXPENSE CHARGES DEDUCTED FROM PAYMENTS

CHARGES FOR TAXES:

o Premium Tax: 2.5% of each Basic Scheduled Premium and each unscheduled payment.

o Deferred Acquisition Cost (DAC) Tax: 1.0% of each Basic Scheduled Premium and each unscheduled payment.

GIAC reserves the right to increase these charges to reflect changes in local, state or federal law.

PREMIUM SALES CHARGE:

o 6.0% of each Basic Scheduled Premium and each unscheduled payment until the total Premium Sales Charge deducted equals $719.28.

o Thereafter, the Premium Sales Charge is 3.0% of each Basic Scheduled Premium and each unscheduled payment.


95-MPVL (CONTINUED ON PAGE 3.2)    PAGE 3.1                             {POL NO}

                MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

                                                 MONTHLY       POLICY
                                                 AMOUNT     YEARS PAYABLE
                                                 ------     -------------

1. ADMINISTRATIVE CHARGES

  o Policy Charge                                $10.00     1 through 3
Changing on 01/01/1999 to a current charge of    $ 4.00 *   4 through 65

* GIAC reserves the right to charge a greater amount, but not more than a maximum monthly charge of $8.00.

  o Administration Charge                         $4.00     1 through 12
Changing on 01/01/2007 to a charge of             $1.50     13 through 65

2. GUARANTEED INSURANCE AMOUNT CHARGE             $1.00     1 through 65

3. COST OF INSURANCE CHARGES

   GIAC deducts the current cost of insurance charge for the Basic Policy on each Monthly Date. GIAC bases the monthly cost of insurance charge on its current cost of insurance rates. The current cost of insurance rate will never exceed the maximum monthly cost of insurance rate for the applicable policy year. The "Table of Maximum Monthly Cost of Insurance Rates" is shown on page 4. See "Monthly Cost of Insurance" on page 15.

              TRANSACTION DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

TRANSFERS

   The minimum amount which may be transferred from a Variable Investment Option and the Fixed-Rate Option is the lesser of: (a) $500; or (b) the entire value of that option. GIAC reserves the right to charge $25 for each transfer, after the 4th transfer in a policy year. Additional restrictions regarding transfers are described in "Transfers from the Fixed Rate Option" on page 12.

PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE

   The minimum net partial withdrawal is $500. Each partial withdrawal is subject to a withdrawal charge equal to the lesser of: (a) $25; or (b) 2% of the amount requested. If a partial withdrawal made before the 12th Policy Anniversary results in a reduction in the Guaranteed Insurance Amount, GIAC also will deduct pro-rata surrender charges. See "Partial Withdrawals and Surrender" on page 16.


95-MPVL (CONTINUED ON PAGE 3.3)    PAGE 3.2                             {POL NO}

SURRENDER CHARGES

      Any surrender charges payable include both a Deferred Sales Charge and a Deferred Administrative Charge. However, in no event will the surrender charges payable in a policy year exceed the sum of the Maximum Deferred Sales Charge and the Deferred Administrative Charge. The table below shows Maximum Deferred Sales Charges and the Deferred Administrative Surrender Charges. For a detailed description of surrender charges, see "Partial Withdrawals and Surrender" on page 16.

                        MAXIMUM             DEFERRED
                       DEFERRED          ADMINISTRATIVE
      POLICY YEAR    SALES CHARGE            CHARGE
      -----------    ------------            ------

      1                $359.64               $480.00
      2                 329.67                440.00
      3                 299.70                400.00
      4                 269.73                360.00

      5                 239.76                320.00
      6                 209.79                280.00
      7                 179.82                240.00
      8                 149.85                200.00
      9                 119.88                160.00

      10                 89.91                120.00
      11                 59.94                 80.00
      12                 29.97                 40.00
      13 and thereafter  00.00                 00.00


95-MPVL                            PAGE 3.3                             {POL NO}

                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

Monthly cost of insurance charges are based on current cost of insurance rates. The current cost of insurance rate will never exceed the applicable maximum monthly cost of insurance rate shown below. See "Monthly Cost of Insurance" on page 15.

INSURED'S       MAXIMUM INSURED'S   MAXIMUM
ATTAINED AGE    MONTHLY RATE        ATTAINED AGE    MONTHLY RATE
------------    ------------        ------------    ------------

35              0.114               70              2.894
36              0.148               71              2.253
37              0.157               72              3.559
38              0.167               73              3.969
39              0.178               74              4.430

40              0.191               75              4.924
41              0.206               76              5.451
42              0.221               77              6.006
43              0.238               78              6.582
44              0.256               79              7.195

45              0.277               80              7.867
46              0.299               81              8.617
47              0.323               82              9.465
48              0.349               83             10.423
49              0.378               84             11.473

50              0.409               85             12.590
51              0.446               86             13.753
52              0.489               87             14.953
53              0.536               88             16.165
54              0.591               89             17.405

55              0.652               90             18.692
56              0.720               91             20.047
57              0.791               92             21.516
58              0.869               93             23.160
59              0.957               94             25.260

60              1.054               95             28.274
61              1.163               96             33.107
62              1.287               97             41.685
63              1.428               98             58.013
64              1.588               99             90.909

65              1.764
66              1.954
67              2.160
68              2.381
69              2.622


95-MPVL (CONTINUED ON PAGE 4.1)     PAGE 4                              {POL NO}

                     TABLE OF NON-GUARANTEED TABULAR VALUES

Tabular Values are projections of certain values described in "Policy Value Options" on page 18. Tabular Values are calculated assuming: (1) the annual Basic Scheduled Premium is paid on each Policy Anniversary during the Guaranteed Premium Period and the annual Maximum Basic Scheduled Premium is paid on each Policy Anniversary in all policy years after the Guaranteed Premium Period; (2) no unscheduled payments, partial withdrawals, policy loans or reductions in the Guaranteed Insurance Amount are made; (3) the Policy Account Value earns a 4% annual net rate of return; and (4) maximum monthly deductions, including maximum cost of insurance charges, are deducted each month.

The Tabular Values shown below are not guaranteed. Tabular Values for policy years not shown will be furnished upon request.

                                   TABULAR                  TABULAR
END OF          TABULAR            REDUCED               FIXED BENEFIT
POLICY      CASH SURRENDER         PAID-UP               EXTENDED TERM
YEAR             VALUE            INSURANCE                INSURANCE
----             -----            ---------                ---------
                                                    YEARS            DAYS

  1               $0.00               $0.00          0                0
  2              480.15            2,006.00          2              241
  3            1,166.65            4,525.00          5              206
  4            1,891.61            7,093.00          8               23
  5            2,631.08            9,541.00         10               18

  6            3,383.50           11,867.00         11              225
  7            4,147.29           14,072.00         12              298
  8            4,923.20           16,162.00         13              258
  9            5,709.69           18,139.00         14              134
 10            6,506.38           20,005.00         14              308

 11            7,319.61           21,759.00         15               60
 12            8,121.97           23,405.00         15              129
 13            8,970.96           25,036.00         15              172
 14            9,786.80           26,456.00         15              160
 15           10,607.01           27,779.00         15              119

 16           11,430.19           29,007.00         15               53
 17           12,250.65           30,135.00         14              329
 18           13,062.59           31,156.00         14              219
 19           13,862.25           32,070.00         14               95
 20           14,641.60           32,868.00         13              320

Age 60        18,012.14           34,999.00         11              159
Age 65        19,568.53           33,306.00          8              114
Age 70        16,777.53           25,394.00          4              252
Age 80        47,764.00           60,306.00          5              362
Age 90        72,998.60           82,352.00          5              110
Age 100      100,279.86


95-MPVL (CONTINUED ON PAGE 4.2)       PAGE 4.1                          {POL NO}

                TABLE OF BENCHMARK VALUES FOR COMPARISON PURPOSES

The Policy Account Value is compared to the Benchmark Value for a given policy year to determine if: (1) the Basic Scheduled Premium should be changed after the Guaranteed Premium Period (see "Changes in Basic Scheduled Premiums" on page
9); or (2) the Premium Skip Option may be exercised (see "Premium Skip Option" on page 10); or (3) the amount of death benefit provided under Death Benefit Option 2 is greater than the Guaranteed Insurance Amount (see "Death Benefit Options" on page 6). The Cash Surrender Value is compared to the Benchmark Value to determine if a partial withdrawal may be taken (see "Partial Withdrawals" on page 16).

GIAC does not guarantee that the Policy Account Value at any time will equal or exceed the Benchmark Values shown below. The Benchmark Value for any date during a policy year is determined by interpolation between the Benchmark Values for the Policy Anniversaries immediately preceding and following that date.

The Benchmark Value on the Issue Date is $5,000.00.

END OF                  END OF                  END OF
POLICY    BENCHMARK     POLICY     BENCHMARK    POLICY   BENCHMARK
YEAR        VALUE       YEAR         VALUE      YEAR       VALUE
----        -----       ----         -----      ----       -----

1        $5,800.00       31      $43,700.00     61       $88,700.00
2         6,700.00       32       45,300.00     62        91,700.00
3         7,500.00       33       47,000.00     63        95,000.00
4         8,500.00       34       48,700.00     64        98,800.00
5         9,400.00       35       50,400.00     65       100,000.00

6        10,400.00       36       52,100.00
7        11,500.00       37       53,800.00
8        12,500.00       38       55,300.00
9        13,600.00       39       56,700.00
10       14,700.00       40       58,200.00

11       15,800.00       41       59,800.00
12       16,900.00       42       61,400.00
13       18,200.00       43       63,100.00
14       19,400.00       44       64,700.00
15       20,700.00       45       66,200.00

16       22,100.00       46       67,800.00
17       23,400.00       47       69,200.00
18       24,800.00       48       70,700.00
19       26,200.00       49       72,100.00
20       27,600.00       50       73,500.00

21       29,000.00       51       74,900.00
22       30,500.00       52       76,700.00
23       31,900.00       53       77,700.00
24       33,400.00       54       79,000.00
25       34,900.00       55       80,300.00

26       36,300.00       56       81,600.00
27       37,800.00       57       82,900.00
28       39,300.00       58       84,200.00
29       40,500.00       59       85,600.00
30       42,200.00       60       87,100.00


95-MPVL (CONTINUED ON PAGE 4.3)    PAGE 4.2                             {POL NO}

                          TABLE OF NET SINGLE PREMIUMS
                 PER $1,000 PROVIDED UNDER DEATH BENEFIT OPTION

Net Single Premiums are used to calculate the death benefit provided under the
Section 7702 Minimum Death Benefit and the Variable Insurance Amount (see the applicable provisions on pages 6 and 7). The Net Single Premiums shown below are based on the insured's Attained Age, sex and premium class. The Net Single Premium on any date during a policy year is determined by interpolation between the Net Single Premiums for the Policy Anniversaries immediately preceding and following that date.

INSURED'S      NET            INSURED'S     NET
ATTAINED       SINGLE         ATTAINED      SINGLE
AGE            PREMIUM        AGE           PREMIUM
---            -------        ---           -------

35             216.16         70            660.70
36             241.06         71            675.19
37             249.34         72            689.34
38             257.88         73            703.45
39             266.69         74            717.23

40             275.77         75            730.61
41             285.12         76            743.59
42             294.73         77            756.18
43             304.63         78            768.41
44             314.79         79            780.36

45             325.25         80            792.04
46             335.99         81            803.45
47             347.02         82            814.54
48             358.33         83            825.22
49             369.94         84            835.39

50             381.84         85            845.01
51             394.05         86            854.08
52             406.25         87            862.64
53             419.27         88            870.79
54             432.26         89            878.67

55             445.48         90            886.43
56             458.91         91            894.22
57             472.55         92            902.25
58             486.38         93            910.77
59             500.43         94            920.10

60             514.65         95            930.48
61             529.03         96            942.01
62             543.55         97            954.58
63             558.18         98            967.75
64             572.86         99            980.64

65             587.55         100          1000.00
66             602.22
67             616.88
68             631.52
69             646.13


95-MPVL                            PAGE 4.3                             {POL NO}

                                 1. DEFINITIONS

Certain important terms used in this policy are defined below. Additional terms, not explained here, are defined in other parts of this policy.

Age: The insured's age on the birthday nearest the Policy Date. This Age is shown on page 3.

Attained Age: The insured's Age as shown on page 3, plus the number of policy years completed since the Policy Date.

Basic Policy: This policy excluding any additional benefit riders.

Basic Scheduled Premium: The amount payable for coverage provided under the Basic Policy, less any applicable rating charge.

Cash Surrender Value: The Policy Account Value less any surrender charges.

Guaranteed Insurance Amount: The Guaranteed Insurance Amount is shown on page 3. The Guaranteed Insurance Amount applies while this policy is in full force until the Policy Anniversary nearest the insured's Attained Age 100. This is the guaranteed minimum amount of death proceeds provided under this policy if all Policy Premiums are paid when due, no partial withdrawals are made and no policy loans are taken. However, the Guaranteed Insurance Amount may be reduced in accordance with "Reducing the Guaranteed Insurance Amount" on page 7 and "Partial Withdrawals" on page 16.

Guaranteed Premium Period: The period during which the Basic Scheduled Premium shown on page 3 is guaranteed to remain level and unchanged. The Guaranteed Premium Period begins on the Policy Date and ends on the later of the Policy Anniversary nearest the insured's Attained Age 70 or the 10th Policy Anniversary.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and its related rules and regulations.

Investment Unit: A unit of measure used to determine the value attributable to a Variable Investment Option.

Issue Date: The date this policy is issued at the Executive Office. The Issue Date is shown on page 3.

Loan Collateral Account: An account within GIAC's general account to which values from Account K and the Fixed-Rate Option are transferred when a policy loan is taken.

Monthly Date: The same date of each calendar month as the Policy Date, or the last date of a calendar month, if earlier.

Net Amount at Risk: The amount of death benefit provided under the Death Benefit Option in force less the Policy Account Value.

Net Cash Surrender Value: The amount payable on the date GIAC receives at the Executive Office this policy and the owner's proper written request for surrender. The Net Cash Surrender Value on any date is the Cash Surrender Value less any Policy Debt, plus the sum of any applicable rating charge and premiums for additional benefit riders paid beyond the next Monthly Date.

Net Premium: The portion of a Basic Scheduled Premium or unscheduled payment which is allocated to the Variable Investment Options or the Fixed-Rate Option. GIAC deducts the expense charges shown on page 3 from each Basic Scheduled Premium and unscheduled payment before allocation. Premiums for any additional benefit riders are not allocated to the Variable Investment Options or the Fixed-Rate Option, unless otherwise stated in the rider.

Policy Account Value: The value attributable to this policy. The Policy Account Value is the sum of the values attributable to the Variable Investment Options, the Fixed- Rate Option and the Loan Collateral Account. The unloaned Policy Account Value is the Policy Account Value less any outstanding Policy Debt.

Policy Anniversary: The annual anniversary measured from the Policy Date.

Policy Date: The Policy Date is shown on page 3. Policy months, policy years and Policy Anniversaries are measured from the Policy Date.

Policy Debt: All unpaid policy loans, plus accrued and unpaid loan interest.

Policy Premium: The amount payable for coverage provided under the entire contract. A Policy Premium equals the Basic Scheduled Premium plus any applicable rating charge and premiums for any additional benefit riders.


95-MPVL                                Page 5                           {POL NO}

Policy Review Date: The Policy Review Date for a given policy year is the Monthly Date prior to the begin ning of that policy year.

Section 7702: The section of the Internal Revenue Code which defines life insurance.

Valuation Date: Each date on which the New York Stock Exchange or its successor is open for trading and GIAC is open for business. Valuations for any date other than a Valuation Date will be determined on the next Valuation Date.

Valuation Period: The period between two successive Valuation Dates, beginning after 4:00 PM New York City time on each Valuation Date and ending at 4:00 PM New York City time on the next succeeding Valuation Date.

Variable Investment Options: The investment divisions of The Guardian Separate Account K (Account K).

                                2. DEATH PROCEEDS

Death Proceeds

The death proceeds become payable to the beneficiary upon GIAC's receipt at the Executive Office of due proof that the insured died while this policy was in force. The death proceeds payable are the sum of the following as of the date of the insured's death: o the amount of death benefit provided under the Death Benefit Option then in force (see "Death Benefit Options" below); and

o any applicable rating charge and premiums for additional benefit riders paid beyond the policy month of death; and

o     any insurance on the insured's life provided by additional benefit riders;

less:

o     any Policy Debt; and

o     any due and unpaid Policy Premium through the policy month of death.

GIAC will pay interest on the death proceeds from the date of death to the date the proceeds are paid. The interest rate will be the same as for Payment Option 1, but not less than the rate required by law (see "Options Available" on page
21).

Death Benefit Options

The owner may elect the Death Benefit Option in the application. If no option is elected, Option 1 is the automatic option.

Option 1: The amount of death benefit provided under this option until the Policy Anniversary nearest the insured's Attained Age 100 is the greater of:

o     the Guaranteed Insurance Amount in effect on the date of death; or

o the minimum death benefit required under Section 7702 on the date of death; or

o     after the first policy year, the Variable Insurance Amount.

Option 2: The amount of death benefit provided under this option until the Policy Anniversary nearest the insured's Attained Age 100 is the greater of:

o the Guaranteed Insurance Amount in effect on the date of death plus any positive amount by which the Policy Account Value exceeds the Benchmark Value for the applicable policy year, adjusted to the date of death; or

o the minimum death benefit required under Section 7702 on the date of death; or

o     after the first policy year, the Variable Insurance Amount.

The Table of Benchmark Values for Comparison Purposes is shown on page 4.

However, upon the Policy Anniversary nearest the insured's Attained Age 100 and thereafter, the amount of death benefit provided under Death Benefit Option 1 or Death Benefit Option 2 equals the Policy Account Value.

Section 7702 Minimum Death Benefit

To qualify as life insurance under the Internal Revenue Code, the amount of death benefit provided under Option 1 or Option 2 must equal at least the minimum death benefit required under Section 7702. The amount of death benefit provided under Option 1 or Option 2 always will equal or exceed the minimum death benefit required by the Cash Value Accumulation Test under Section 7702. The minimum death benefit required on any date is:

$1,000 multiplied by the sum of:

o     the Policy Account Value; and

o the portion of the Policy Premium attributable to any rating charge and additional benefit riders paid beyond the policy month of death if


95-MPVL                                Page 6
      premiums are not then being waived under a waiver of premium rider;

divided by:

o     the Net Single Premium on that date.

The Variable Insurance Amount

The Variable Insurance Amount applies for each policy year after the first. GIAC will determine the Variable Insurance Amount for a given policy year on each Policy Review Date. The Variable Insurance Amount may produce a death benefit which is higher than the Guaranteed Insurance Amount then in effect. The Variable Insurance Amount for a given policy year is:

$1,000 multiplied by:

o the Policy Account Value on the Policy Review Date for the given policy year;

divided by:

o     the Net Single Premium on the Policy Review Date.

The Table of Net Single Premiums is shown on page 4.

However, GIAC will adjust the Variable Insurance Amount to reflect any partial withdrawals or reductions in the Guaranteed Insurance Amount. See "Reducing the Guaranteed Insurance Amount" below and "Partial Withdrawals and Surrender" on page 16.

Changing the Death Benefit Option

While the insured is living, the owner may change the Death Benefit Option on or after the first Policy Anniversary. GIAC must receive the owner's proper written request for the change at the Executive Office. The owner may not change the Death Benefit Option more than once in a policy year. Any change in the Death Benefit Option will be effective on the Monthly Date following the date that GIAC approves the change.

Changing from Option 1 to Option 2: GIAC requires satisfactory evidence of insurability for this change. The death benefit will increase by any positive amount by which the Policy Account Value exceeds the Benchmark Value on the date the change takes effect. GIAC will not permit a change from Option 1 to Option 2 if Policy Premiums are then being waived under a waiver of premium rider.

Changing from Option 2 to Option 1: The death benefit will decrease by any positive amount by which the Policy Account Value exceeds the Benchmark Value on the date the change takes effect.

Changing the Death Benefit Option does not change the Guaranteed Insurance
Amount.

                   3. REDUCING THE GUARANTEED INSURANCE AMOUNT

After the first policy year, the owner may request a reduction in the Guaranteed Insurance Amount. GIAC must receive the owner's proper written request for the reduction at the Executive Office. To process a reduction in the Guaranteed Insurance Amount, GIAC requires that:

o the insured is living on the date GIAC receives the owner's written request;

o the reduction is for at least $10,000, unless the reduction is due to a partial withdrawal;

o the policy continues to qualify as life insurance under Section 7702 after the reduction is effective; and

o the reduced Guaranteed Insurance Amount will not be less than GIAC's then current minimum Guaranteed Insurance Amount, unless the reduction is due to a partial withdrawal.

The reduction will take effect on the Monthly Date next following the date GIAC approves the change. GIAC will deduct pro-rata surrender charges from the unloaned Policy Account Value if the Guaranteed Insurance Amount is reduced during the first 12 policy years. GIAC also will deduct a withdrawal charge from the unloaned Policy Account Value if the Guaranteed Insurance Amount is reduced due to a partial withdrawal. Surrender charges and the withdrawal charge are shown on page 3. Policy Premiums and Benchmark Values will decrease when a reduction in the Guaranteed Insurance Amount takes effect. The Policy Account Value, the Variable Insurance Amount, monthly deductions and benefits provided under any additional benefit rider attached to this policy also may decrease. GIAC will send the owner revised policy pages reflecting any changes caused by a reduction in the Guaranteed Insurance Amount.

The owner cannot increase the Guaranteed Insurance Amount.


95-MPVL                                Page 7                           {POL NO}

                            4. OWNER AND BENEFICIARY

Owner

The owner is named in the application or in any later change shown in GIAC's records. While the insured is living and subject to any assignment on file with GIAC, the owner alone has the right to receive all benefits and exercise all rights this policy grants or GIAC allows.

Successor Owner

A numbered sequence may be used to name successor owners. If the owner dies, ownership passes to the next designated successor owner then living. If none is then living, ownership passes to the owner's estate. No successor owner is permitted when the insured and the owner are the same person.

Joint Owner

If more than one person is named as owner with no number or the same number, they are joint owners. Except for transfers, any request for a policy transaction or change must be signed by all of the joint owners named in GIAC's records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s) equally. When the last joint owner dies, ownership passes to that person's estate, unless otherwise provided.

Beneficiary

The beneficiary is named in the application or in any later change shown in GIAC's records. GIAC will pay the death proceeds to the beneficiary. Unless otherwise provided, in order to receive proceeds at the insured's death, a beneficiary must be living on the earlier of:

o     the date GIAC receives proof of the insured's death at the Executive
      Office; or

o     the 15th day after the insured's death.

Unless otherwise provided, if no designated beneficiary is living on such earlier date, the owner or the owner's estate is the beneficiary.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Concurrent Beneficiary

If more than one person is named as beneficiary with no number or the same number, those persons are concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases the insured will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases the insured, the beneficiary of that share will be the owner or the owner's estate.

Change of Owner or Beneficiary

The owner may change the owner or beneficiary by proper written request satisfactory to GIAC. The change will take effect as of the date the request is signed, whether or not the insured is living when GIAC receives the request at the Executive Office. However, the change will not apply to any payments made or actions taken by GIAC on or before the date the request is received at the Executive Office.

Assignment

No assignment will bind GIAC unless the original, or a copy, is filed at the Executive Office. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined on page 25, will be subject to the assignment. GIAC will rely solely on the assignee's statement as to the amount of the assignee's interest. GIAC will not be responsible for the validity of any assignment. Unless otherwise provided, the assignee may exercise all rights this policy grants except:

o     the right to change the owner or beneficiary;

o     the right to elect a Payment Option; and

o the right to allocate or transfer amounts among the Variable Investment Options and the Fixed-Rate Option.

Assignments are subject to all payments made or actions taken by GIAC on or before the date GIAC receives the assignment at the Executive Office.

                          5. PREMIUMS AND REINSTATEMENT

Premium Payment

After the first Policy Premium, Policy Premiums are payable only at the Executive Office. Upon request, GIAC will give the owner a receipt signed by one of its officers. Policy Premiums may be paid annually or on a periodic basis. Periodic Policy Premiums are payable semi-annually or quarterly; they may also be paid at any other frequency acceptable to GIAC. GIAC will change the premium


95-MPVL                                Page 8
payment frequency if it receives the owner's proper written request at the Executive Office before the premium due date. A periodic Policy Premium must be at least $100.

The amount of each periodic Policy Premium is calculated by multiplying the annual Policy Premium by the applicable modal factor:

Premium Payment   Modal
Frequency         Factors

Semi-annually     .515000
Quarterly         .262650

Guaranteed Premium Period

The Guaranteed Premium Period begins on the Policy Date and ends on the later of the Policy Anniversary nearest the insured's Attained Age 70 or the 10th Policy Anniversary. During the Guaranteed Premium Period, the Basic Scheduled Premium portion of the Policy Premium is guaranteed to remain level and unchanged. The Basic Scheduled Premium payable during the Guaranteed Premium Period is shown on page 3.

Changes in Basic Scheduled Premiums

GIAC has the right to change the Basic Scheduled Premium payable in any policy year after the Guaranteed Premium Period. On each Policy Review Date after the Guaranteed Premium Period, GIAC will determine if the Basic Scheduled Premium shown on page 3 should be changed. If the Policy Account Value is less than the Benchmark Value adjusted to the Policy Review Date, then the Basic Scheduled Premium will be changed. However, the Basic Scheduled Premium payable for a policy year after the Guaranteed Premium Period will never:

o be less than the Basic Scheduled Premium payable during the Guaranteed Premium Period; nor

o     exceed the Maximum Basic Scheduled Premium shown on page 3.

Any change in the Basic Scheduled Premium will apply to the premium due on the Policy Anniversary following the Policy Review Date. Before each policy year begins, GIAC will send the owner written notice of the Policy Premium due for that year.

Unscheduled Payments

The owner may make unscheduled payments in addition to the Policy Premium. Net Premiums resulting from unscheduled payments will be allocated to the Variable Investment Options and the Fixed-Rate Option in accordance with the allocation percentages then in effect (see "Allocation of Net Premiums" on page 11). Unscheduled payments may be paid at any time during a policy year, only at the Executive Office. However, GIAC will not permit any unscheduled payments:

o     if Policy Premiums are then being waived under a waiver of premium rider;
      or

o     if a policy value option is effective; or

o upon the Policy Anniversary nearest the insured's Attained Age 100 and thereafter.

The minimum unscheduled payment is $100, unless such payment is accompanied by a then due Policy Premium. GIAC reserves the right to deduct a maximum handling fee of $2.00 from each unscheduled payment. The maximum amount of total unscheduled payments permitted during each policy year is shown on page 3. GIAC reserves the right to refuse to accept unscheduled payments if after the first policy year the owner has not made any such payments for three consecutive policy years.

Crediting Payments

If a payment is received at the Executive Office without a written explanation from the owner as to its purpose, GIAC will apply the payment as described below.

For any payment which is:

o     at least equal to a Policy Premium; and

o received at the Executive Office during the period beginning 31 days before a premium due date and ending 31 days after such due date, GIAC will apply such payment:

      o     first, to pay the Policy Premium due;

      o     then, to pay any outstanding Policy Debt; and

      o     last, as an unscheduled payment.

All other unidentified payments will be applied:

      o     first, to pay any outstanding Policy Debt; and

      o     then, as unscheduled payments.

A payment which is at least equal to a Policy Premium and which is received at the Executive Office not more than 31 days before a premium due date will be applied as follows:

o any portion of the payment which GIAC applies to pay the Policy Premium due will be credited as of the premium due date;

o any portion of the payment in excess of the Policy Premium due will be credited as of the Valuation Date of receipt at the Executive Office.

A payment which is at least equal to a Policy


95-MPVL                                   Page 9                        {POL NO}

Premium and which is received at the Executive Office not more than 31 days after a premium due date will be applied as of the Valuation Date of receipt at the Executive Office.

GIAC will apply any payment which is identified as an unscheduled payment as of the Valuation Date of receipt at the Executive Office.

Premium Skip Option

Under this option, the owner may skip payment of the annual Policy Premium due on a Policy Anniversary. The owner may elect the Premium Skip Option, subject to the conditions described below. If periodic Policy Premiums are being paid when this option is elected:

o periodic Policy Premiums will continue to be payable until the premium skip is processed; and

o GIAC will automatically change the premium payment frequency to the annual mode when the premium skip is processed.

An annual Policy Premium may be skipped if:

o GIAC receives the owner's written election of the Premium Skip Option at the Executive Office before the end of the grace period for the Policy Premium due on the Policy Anniversary. Elections received at any other time will be effective on the next following Policy Anniversary;

o     Policy Premiums are not then being waived under a waiver of premium rider;

o     in the policy year this option is initially elected:

      o the Policy Account Value on the later of the Policy Anniversary or the date the election is processed exceeds the Benchmark Value by at least the amount of the annual Policy Premium; and

      o the Net Cash Surrender Value on the later of the Policy Anniversary or the date the election is processed equals or exceeds the portion of the Policy Premium attributable to any applicable rating charge and any additional benefit riders; and

o     in the policy years after the initial election of this option:

      o the Policy Account Value on the Policy Anniversary exceeds the Benchmark Value by at least the amount of the annual Policy Premium; and

      o the Net Cash Surrender Value on the Policy Anniversary equals or exceeds the portion of the Policy Premium attributable to any applicable rating charge and any additional benefit riders.

If a Policy Premium is skipped, GIAC will deduct from the unloaned Policy Account Value 90.5% of the portion of the Policy Premium attributable to any:

o     rating charge; and

o     additional benefit riders.

Such amounts will be deducted from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. If some or all of the deduction exceeds the Policy Account Value attributable to the Variable Investment Options, then GIAC will deduct the remainder from the Fixed-Rate Option. Such deduction will be made on the later of:

o     the applicable Policy Anniversary; or

o     the date this election is processed.

This option will remain in effect until:

o     GIAC receives the owner's written revocation at the Executive Office; or

o GIAC receives at the Executive Office the owner's written request to pay Policy Premiums periodically rather than annually; or

o GIAC receives at the Executive Office a payment which is credited as a then due Policy Premium (see "Crediting Payments" on page 9); or

o GIAC notifies the owner that a Policy Premium must be paid because the Policy Account Value or the Net Cash Surrender Value on a Policy Anniversary does not satisfy the conditions of the Premium Skip Option; or

o     Policy Premiums are waived under a waiver of premium rider.

If the owner elected both this option and the Automatic Premium Loan, GIAC first will determine if the Premium Skip Option can apply. If this option cannot be applied, GIAC will determine if the Automatic Premium Loan can apply (see "Automatic Premium Loan" below). If neither the Premium Skip Option nor the Automatic Premium Loan can apply, this policy will lapse if the Policy Premi um remains unpaid at the end of the grace period (see "Grace Period" on page 11).

Skipping a Policy Premium may adversely affect the benefits and values under this policy.

Automatic Premium Loan

After the first policy year, GIAC will use this policy's loan value to pay any unpaid Policy Premium by an automatic loan if:


95-MPVL                                Page 10

o this option was elected in the application or by written request received at the Executive Office before the end of the grace period for a then due Policy Premium;

o     the Policy Premium does not exceed the available loan value; and

o     the Premium Skip Option is not applied (see "Premium Skip Option" on page
      10).

The owner need not assign the policy; however, all other "Loan" provisions apply. Loan interest accrues from the end of the grace period. This policy will lapse if the loan value is insufficient to pay the overdue premium. Policy value options are effective upon lapse.

GIAC will cancel the automatic premium loan election upon receipt of the owner's written instructions at the Executive Office.

Due Date and Default

Annual Policy Premiums are due on each Policy Anniversary. Each periodic Policy Premium or required loan repayment is due on the Monthly Date specified by GIAC. This policy will be in default on a due date if:

o a Policy Premium is not then paid or skipped in accordance with the "Premium Skip Option"; or

o     a required loan repayment is not then paid (See "Repayment" on page 17).

Grace Period

GIAC allows a grace period of 31 days after the due date for Policy Premium payments and required loan repayments. The grace period does not apply to payment of the first Policy Premium. The policy remains in full force during the grace period. This policy will lapse if by the end of the grace period:

o     a Policy Premium is not paid or skipped under the "Premium Skip Option";
      or

o     if a required loan repayment is not paid.

Upon lapse, the insurance provided under this policy will terminate, except as provided in "Policy Value Options" on page 18.

Reinstatement

If this policy lapses and is not surrendered for cash, it may be eligible for reinstatement within 5 years after the date of default. The reinstatement will not take effect until GIAC:

o     approves the application for reinstatement; and

o     receives payment of all amounts due, as described below.

The requirements for reinstatement are:

o     written application received at the Executive Office;

o     evidence of insurability satisfactory to GIAC;

o     payment of any outstanding Policy Debt with 8% interest compounded yearly;

o     the insured must be living on the date the reinstatement takes effect; and

o     payment of the greater of:

      o     all overdue Policy Premiums with 6% interest compounded yearly; or

      o 110% of the increase in the Cash Surrender Value resulting from reinstatement, plus all overdue premiums for any applicable rating charge and any additional benefit riders attached to this policy with 6% interest compounded yearly.

                          6. ALLOCATIONS AND TRANSFERS

Allocation of Net Premiums

The owner may allocate all or part of a Net Premium to the Fixed-Rate Option or to purchase investment units of any of the Variable Investment Options. GIAC reserves the right to limit the number of options in which the Policy Account Value may be invested. All allocation percentages must be in whole numbers not less than ten; no fractional percentages are permitted. The sum of the percentages allocated among the options must equal 100.

Net Premiums received prior to the Issue Date will be allocated to the elected options on the Issue Date. The first Net Premium is shown on page 3. Subsequent Net Premiums will be allocated to the Variable Investment Options and the Fixed-Rate Option, in accordance with the allocation percentages in effect on the date GIAC applies the Net Premium (see "Crediting Payments" on page 9).

The allocation percentages in effect on the Issue Date are those designated in the application and shown on page 3. These percentages apply to the first Net Premium and to future Net Premiums, unless subsequently changed. GIAC will change the allocation percentages upon receipt of the owner's proper written request at the Executive Office. Any allocation change:

o will apply to all Net Premiums submitted after GIAC receives the request at the Executive Office; and


95-MPVL                             Page 11                             {POL NO}

o will not apply to amounts attributable to the unloaned Policy Account Value on or prior to the date GIAC receives the notice at the Executive Office.

Transfers

The owner may transfer all or a portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the conditions and restrictions described below.

o GIAC must receive the owner's proper request for transfer at the Executive Office.

o The minimum amount which may be transferred from a Variable Investment Option or the Fixed-Rate Option is the lesser of the amount shown on page 3 or the entire value of that option.

o GIAC reserves the right to charge for each transfer, after the fourth transfer in a policy year. The amount of the transfer charge is shown on page 3. GIAC will deduct any transfer charge from the options from which the amounts are transferred. However, a transfer charge will not be assessed for certain transactions as described elsewhere in this policy.

Transfers Among the Variable Investment Options or into the Fixed-Rate Option

o Any transfer among the Variable Investment Options or into the Fixed-Rate Option will be effective as of the end of the Valuation Date on which the request is received at the Executive Office.

o GIAC reserves the right to limit transfers among the Variable Investment Options or into the Fixed-Rate Option to once every 30 days.

Transfers from the Fixed-Rate Option

GIAC permits transfers from the Fixed-Rate Option into one or more of the Variable Investment Options only once each year on or within 30 days after a Policy Anniversary. Amounts first allocated or transferred to the Fixed-Rate Option will be the first amounts transferred from this option. The maximum amount that may be transferred from the Fixed-Rate Option each policy year is the greater of:

o 33 1/3% of the Policy Account Value attributable to the Fixed-Rate Option on the Policy Anniversary; or

o     $2500.

Transfers from the Fixed-Rate Option will be effective:

o on the Policy Anniversary, if GIAC receives the owner's transfer request at the Executive Office on or within 30 days prior to that Anniversary; or

o as of the end of the Valuation Date on which GIAC receives the owner's transfer request at the Executive Office, if such request is received within 30 days after a Policy Anniversary.

GIAC will not process any request for transfer from the Fixed-Rate Option which is received on any other date.

Dollar Cost Averaging Transfer Option

The owner may make monthly transfers under the Dollar Cost Averaging Transfer Option if a portion of the Policy Account Value is attributable to The Guardian Cash Fund Variable Investment Option.

Under this option, an amount specified by the owner automatically will be transferred from The Guardian Cash Fund on a Monthly Date and into one or more of the other Variable Investment Options or into the Fixed-Rate Option, as elected by the owner. The minimum amount which may be transferred into each option is $100 per transfer.

The following conditions apply to the Dollar Cost Averaging Transfer Option:

o GIAC must receive the owner's proper written election of this option at the Executive Office at least 3 Valuation Dates before the Monthly Date on which such monthly transfers are to begin; and

o the portion of the Policy Account Value attributable to The Guardian Cash Fund on the date this option is elected must be at least 24 times the amount designated for transfer each month.

The Dollar Cost Averaging Transfer Option will terminate if:

o GIAC receives the owner's proper written request for cancellation at the Executive Office at least 3 Valuation Dates before the Monthly Date on which a transfer would normally occur;

o the portion of the Policy Account Value attributable to The Guardian Cash Fund is less than the amount designated for transfer on a Monthly Date. GIAC automatically will transfer the portion of the Policy Account Value remaining in The Guardian Cash Fund on a pro-rata basis into the other Variable Investment Options or


95-MPVL                                Page 12
      into the Fixed-Rate Option, in accordance with the owner's then current Dollar Cost Averaging transfer instructions; or

o     a Policy Value Option takes effect.

The owner may change the transfer instructions under this option or reinstate this option if it has terminated. GIAC must receive the owner's proper written request at the Executive Office at least 3 Valuation Dates before the Monthly Date on which the change or reinstatement would take effect. The portion of the Policy Account Value attributable to The Guardian Cash Fund must be at least 24 times the amount designated for transfer each month on the date this option is reinstated.

                             7. THE SEPARATE ACCOUNT

The Guardian Separate Account K

The Variable Investment Options under this policy are funded by a separate investment account established by GIAC under the laws of the state of Delaware. The separate account is The Guardian Separate Account K (Account K). Account K is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act). Its units are registered under the Securities Act of 1933. Account K is treated as a division of GIAC.

Account K is used to provide values and benefits for variable life insurance policies only. GIAC owns the assets in Account K. The assets in Account K are kept separate from:

o     GIAC's general account; and

o     GIAC's other separate accounts.

Assets equal to the reserves and liabilities of Account K will not be charged with liabilities that arise from any other business GIAC may conduct. GIAC may transfer assets in excess of the reserves and liabilities of Account K to its general account. Income and realized and unrealized gains and losses from assets in Account K are credited to or charged against Account K without regard to income, gain, or loss in GIAC's general account, or other separate accounts.

Investment Divisions

Account K consists of several investment divisions. Each investment division of Account K invests in shares of a mutual fund. Each mutual fund is managed by an investment adviser registered under the Investment Advisers Act of 1940. The investment divisions available on the Issue Date are listed in the then current prospectus for Account K. Each mutual fund is more fully described in a separate prospectus. Any investment adviser's fee, if applicable, is described in the appropriate prospectus.

Rights Reserved

      GIAC reserves the right to take certain actions which it deems:

o     necessary to serve the best interests of the owner and beneficiary; and

o     appropriate to carry out the purposes of this policy.

GIAC will exercise its reserved rights only when permitted by applicable law. When required by law, GIAC will obtain approval by the owner and any appropriate regulatory authority. Examples of the actions GIAC may take include:

o operating Account K in any form permitted under the 1940 Act, or in any other form permitted by law;

o taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

o     deregistering Account K under the 1940 Act;

o     transferring any assets in an investment division:

      o     into another investment division; or

      o     into one or more separate accounts; or

      o     into GIAC's general account;

o     adding, combining or removing investment divisions in Account K;

o substituting, for the mutual fund shares held in any investment division, the shares of another class issued by such mutual fund or the shares of another investment company or any other investment permitted by law;

o changing the way GIAC deducts or collects charges under a policy, but without increasing the charges unless and to the extent permitted by other provisions of this policy;

o modifying this policy as necessary to ensure that it continues to qualify as life insurance under Section 7702;

o making any other necessary technical changes in this policy in order to conform with any action this provision permits GIAC to take;

o     adding to, eliminating, or suspending the


95-MPVL                            Page 13                              {POL NO}
      owner's ability to allocate Net Premiums or transfer unloaned Policy Account Value amounts into any Variable Investment Option or into the Fixed-Rate Option.

GIAC will notify the owner if any of these changes result in a material change in the underlying investments of an investment division of Account K to which any part of the Policy Account Value is allocated. Details of any such change will be filed with any regulatory authority where re quired and will be subject to any required approval. If the owner objects to the material change and a portion of the Policy Account Value is attributable to the affected investment division, then GIAC will transfer that value into:

o     another investment division; or

o     the Fixed-Rate Option.

To effect such transfer, GIAC must receive the owner's proper written request at the Executive Office within 60 days of the postmarked notice of material change. GIAC will not deduct a transfer charge for this transaction.

                            8. THE FIXED-RATE OPTION

The Fixed-Rate Option is funded by GIAC's general account. The owner may:

o     allocate all or part of any Net Premiums to the Fixed- Rate Option; or

o transfer all or part of the Policy Account Value attributable to the Variable Investment Options into the Fixed-Rate Option (for restrictions on transfers from the Fixed-Rate Option, see "Transfers from the Fixed-Rate Option" on page 12).

GIAC will credit interest on all amounts allocated or transferred to the Fixed-Rate Option. Interest will accrue daily at a minimum guaranteed effective annual rate of 4%. GIAC may declare interest rates greater than 4% at its discretion. Amounts allocated or transferred to the Fixed-Rate Option are credited with a fixed rate of interest which is guaranteed from the date of allocation or transfer until the next Policy Anniversary. On each Policy Anniversary, GIAC will credit interest on all amounts held in the Fixed-Rate Option at the interest rate then in effect. Such rate will remain in effect for such amounts until the next Policy Anni versary. The annual statement to the owner shows the interest rate in effect on a Policy Anniversary if a portion of the Policy Account Value is then attributable to the Fixed-Rate Option. GIAC will provide the interest rate in effect on any other date upon request.

                             9. POLICY ACCOUNT VALUE

The Policy Account Value is the sum of the values attributable to this policy which are allocated to the Variable Investment Options, the Fixed-Rate Option, and the Loan Collateral Account.

The portion of the Policy Account Value attributable to a Variable Investment Option equals:

o the number of Investment Units attributable to this policy which are in that Variable Investment Option;

multiplied by:

o     the value of an Investment Unit for that Variable Investment Option.

The portion of the Policy Account Value attributable to the Fixed-Rate Option and the Loan Collateral Account, if any, is expressed as a dollar amount.

Investment Units

Amounts allocated, transferred or added to a Variable Investment Option are used to purchase Investment Units. Investment Units are redeemed and cancelled when amounts are deducted, withdrawn or transferred from a Variable Investment Option. GIAC determines the number of Investment Units purchased or redeemed in a Variable Investment Option by dividing the dollar amount of the transaction by the Investment Unit value for that Variable Investment Option on the date of the transaction.

Investment Unit Value

GIAC determines an Investment Unit value for each Variable Investment Option for every day of the calendar year. The Investment Unit value for any day is (a) multiplied by (b), where:

o     (a) is the Investment Unit value for the immediately preceding day; and

o (b) is the net investment factor, as described below, for the current date.

Net Investment Factor

The net investment factor for a Variable Investment Option is determined by dividing the sum of (a) and (b) by (c), and subtracting (d) from the result,


95-MPVL                                Page 14
where:

o (a) is the net asset value per share of the Variable Investment Option's corresponding mutual fund, for the current Valuation Period;

o (b) is the per share amount of any dividends or capital gains distributed by the mutual fund during the current Valuation Period;

o (c) is the net asset value per share of such mutual fund for the immediately preceding Valuation Period;

o (d) is the sum of the daily charges GIAC deducts from the Variable Investment Options for:

      o the mortality and expense risks assumed by GIAC. The daily deduction for mortality and expense risks will not exceed .00002477 of Account K's daily assets, or the equivalent of a charge not exceeding .90% annually; and

      o     any federal, state or local taxes.

Monthly Deductions

On each Monthly Date, GIAC will make deductions from the Variable Investment Options and the Fixed-Rate Option in proportion to the portion of the Policy Account Value attributable to each option. The total amount deducted from the options for a policy month is the sum of:

o     the monthly administrative charges as shown on page 3;

o     the monthly charge for the Guaranteed Insurance Amount as shown on page 3;
      and

o     the monthly cost of insurance charge for the Basic Policy.

Monthly Cost of Insurance

The monthly cost of insurance charge for the Basic Policy on each Monthly Date is (a) multiplied by (b); divided by (c), where:

o     (a) is the monthly cost of insurance rate in effect on that Monthly Date;

o (b) is the Net Amount at Risk on that Monthly Date after the monthly deductions for:

o     the administrative charges and the Guaranteed Insurance Amount charge; o
      (c) is $1000.

Monthly cost of insurance rates are based on the insured's premium class, Attained Age and sex. GIAC has the right to change the monthly cost of insurance rates; however, these rates will never exceed the maximum monthly cost of insurance rates shown in the table on page 4. Any such change will be on a uniform basis for insureds who have the same:

o     premium class;

o     Attained Age; and

o     sex.

Any change in the monthly cost of insurance rates will be based on changes in future expectations for:

o     mortality;

o     expenses;

o     persistency;

o     federal income taxes; and

o     GIAC's investment earnings in its general account.

Changes in the monthly cost of insurance rates:

o   will be determined only prospectively;

o will not occur because of a deterioration in the insured's health;

o will not be made so GIAC may recoup any prior losses;

o   will apply to all policies that are issued on this form;
    and
o will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Transaction Deductions

GIAC also will make the following transaction deductions from the Variable Investment Options and the Fixed-Rate Option, as applicable:

o surrender charges (see "Partial Withdrawals and Surrender" on page 16 for a description of how and when surrender charges are calculated);

o a withdrawal charge, if a partial withdrawal is made (see "Partial Withdrawal of Net Cash Surrender Value" on page 3 for the amount of the withdrawal charge);

o     any applicable transfer charge (see "Transfers" on page 3); and

o any deductions made under the Premium Skip Option to pay the portion of the Policy Premium attributable to any applicable rating charge and/or additional benefit riders (see "Premium Skip Option" on page 10).

GIAC will make transaction deductions, excluding transfer charges, first from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. Any excess over the amount available in the Variable Investment Options then will be deducted from the Fixed- Rate Option. GIAC will deduct transfer charges from the options from which amounts were transferred.


95-MPVL                                Page 15                          {POL NO}

                      10. PARTIAL WITHDRAWALS AND SURRENDER

Partial Withdrawals

After the first policy year and while the insured is living, the owner may request a partial withdrawal of the Net Cash Surrender Value, subject to the conditions described below. The minimum partial withdrawal amount is shown on page 3. A partial withdrawal will reduce the Policy Account Value and the death proceeds by the amount of the partial withdrawal and any applicable deductions. The partial withdrawal and any resulting reductions will take effect as of the date GIAC receives the owner's proper written request for the partial withdrawal at the Executive Office. GIAC will send the owner revised policy pages reflecting any reductions in benefits and values due to a partial withdrawal. The conditions for taking a partial withdrawal are as follows:

o     GIAC must receive the owner's proper written request at the Executive
      Office;

o the Cash Surrender Value remaining after a partial withdrawal must be at least the Benchmark Value for that policy year, adjusted to the date of the partial withdrawal; and

o the Net Cash Surrender Value after a partial withdrawal must be at least zero.

The amount GIAC will deduct from the Variable Investment Options and the Fixed-Rate Option for a partial withdrawal will be the sum of:

o     the amount requested;

o     the withdrawal charge as shown on page 3; and

o pro-rata surrender charges, adjusted to the date of the partial withdrawal. These charges will be deducted as described in "Surrender" if during the first 12 policy years a partial withdrawal reduces the Guaranteed Insurance Amount. A partial withdrawal will not reduce the Guaranteed Insurance Amount if:

      o     Death Benefit Option 2 is in force; or

      o the Section 7702 Minimum Death Benefit exceeds the Guaranteed Insurance Amount after the partial withdrawal.

GIAC will not process any request for a partial withdrawal which exceeds the amount available.

The amount of any partial withdrawal and any applicable charges first will be deducted from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. The portion of a partial withdrawal which exceeds the Policy Account Value attributable to the Variable Investment Options then will be deducted from the Fixed-Rate Option.

Surrender

The owner may surrender this policy for its Net Cash Surrender Value if GIAC receives this policy and proper written request at the Executive Office. Upon surrender, this policy will terminate and all insurance under this contract will end.

GIAC will deduct surrender charges if before the 12th Policy Anniversary:

o     this policy is surrendered for its Net Cash Surrender Value;

o     a policy value option takes effect;

o     the Guaranteed Insurance Amount is reduced; or

o     a partial withdrawal reduces the Guaranteed Insurance Amount.

Surrender charges include both a Deferred Sales Charge and a Deferred Administrative Charge. Any surrender charges first will be deducted from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. Surrender charges in excess of the portion of the Policy Account Value attributable to the Variable Investment Options then will be deducted from the Fixed-Rate Option.

The Deferred Sales Charge in a policy year is the lesser of (a) or (b), but not less than zero, where:

o     (a) is:

      o 36% of the annual Basic Scheduled Premium payable for the first policy year, if the insured's Age is 77 or less;

      o 33% of the annual Basic Scheduled Premium payable for the first policy year, if the insured's Age is 78; or

      o 30% of the annual Basic Scheduled Premium payable for the first policy year, if the insured's Age is 79 or 80;

            less the sum of (1) and (2) where:

            o (1) is 3% of all Basic Scheduled Premiums and unscheduled payments paid; and

            o (2) is any Deferred Sales Charge previously assessed due to a reduction in the Guaranteed Insurance Amount.

o (b) is the Maximum Deferred Sales Charge, for the applicable policy year, as shown on page 3.

The Deferred Administrative Charge is based on the table shown below.


95-MPVL                                Page 16

   Deferred Administrative Charges (per $1,000 of Guaranteed Insurance Amount)

--------------------------------------------------------------------------------------------
Policy  1      2      3     4      5     6      7      8     9      10    11    12     13
Year:
--------------------------------------------------------------------------------------------
 Age    2.40   2.20   2.00  1.80   1.60  1.40   1.20   1.00  0.80   0.60  0.40  0.20   0.0
00-27
 Age    3.00   2.75   2.50  2.25   2.00  1.75   1.50   1.25  1.00   0.75  0.50  0.25   0.0
28-29
 Age    3.60   3.30   3.00  2.70   2.40  2.10   1.80   1.50  1.20   0.90  0.60  0.30   0.0
30-31
 Age    4.20   3.85   3.50  3.15   2.80  2.45   2.10   1.75  1.40   1.05  0.70  0.35   0.0
32-34
 Age
35-80   4.80   4.40   4.00  3.60   3.20  2.80   2.40   2.00  1.60   1.20  0.80  0.40   0.0
--------------------------------------------------------------------------------------------

The actual Deferred Administrative Charges for each applicable policy year are shown on page 3.

                                11. POLICY LOANS

After the first policy year, the owner may obtain a policy loan if:

o     the insured is living; and

o     GIAC receives the owner's proper written request at the Executive Office.

This policy must be assigned to GIAC; this is the only security needed. No loan will be granted if this policy is in force as Fixed Benefit Extended Term Insurance.

Loan Value

The loan value is the maximum amount the owner may borrow on this policy. There is no loan value during the first policy year. The loan value on any date after the first policy year is:

o     90% of the Cash Surrender Value on that date;

less:

o     the amount of any Policy Debt on that date.

The minimum loan amount is shown on page 3.

Loan Interest

Loan interest accrues daily at an effective yearly rate of 8%. This interest is payable on each Policy Anniversary or on the due date of a required loan repayment (see "Repayment" below). Interest not paid when due:

o will be capitalized and added to the outstanding policy loan and will be charged interest at the same rate; and

o will cause an amount equal to the unpaid interest to be transferred from the Variable Investment Options and the Fixed-Rate Option into the Loan Collateral Account in the manner described in "Loan Collateral Account".

Loan Collateral Account

When the owner takes a policy loan, GIAC transfers an amount equal to the policy loan from the Variable Investment Options and the Fixed-Rate Option into a Loan Collateral Account within GIAC's general account. The loan amount remains in the Loan Collateral Account until the loan is repaid. Amounts transferred from the Variable Investment Options into the Loan Collateral Account no longer share in the investment experience of the options from which they were transferred. Amounts transferred from the Fixed-Rate Option no longer earn the rate of interest which applied to the transferred amounts.

The amount of a loan will first be transferred from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. The portion of a loan which exceeds the Policy Account Value in the Variable Investment Options will then be transferred from the Fixed-Rate Option.

Amounts in the Loan Collateral Account earn interest from the date of the transfer at a minimum effective yearly rate of 6%.

Policy Debt reduces the Net Cash Surrender Value.

Repayment

Except for required loan repayments, any outstanding Policy Debt may be repaid at any time before the insured's death while this policy is in full force or while this policy is continued as Reduced Paid-Up Insurance or Variable Reduced Paid-Up Insurance. The minimum loan repayment amount is shown on page 3.


95-MPVL                             Page 17                             {POL NO}

GIAC will require a loan repayment when the Policy Debt exceeds the Cash Surrender Value. GIAC will notify the owner if a loan repayment is required. The notice will specify the amount and due date of any required loan repayment (see "Due Date and Default" and "Grace Period" on page 11). The amount of the required loan repayment will be the sum of:

o the amount by which the Policy Debt exceeds the Cash Surrender Value on the Monthly Date that GIAC identified the shortfall; and

o     10% of the Cash Surrender Value on the same Monthly Date.

GIAC will transfer from the Loan Collateral Account the amount of any loan repayment less a proportional amount of accrued loan interest, plus interest paid by such Account, as follows:

o first, into the Fixed-Rate Option, if any policy loan was taken from this option; and

o second, into the Variable Investment Options and the Fixed-Rate Option, in accordance with the allocation percentages in effect on the date of the repayment.

Any outstanding Policy Debt may also be repaid within 60 days after the insured's death if:

o the death proceeds of this policy have not been paid in one sum or applied under a payment option; or

o the policy is in full force or was in full force on the date of the insured's death, or is being continued as Reduced Paid-Up Insurance or Variable Reduced Paid-Up Insurance.

Any Policy Debt not repaid upon the insured's death will be deducted from the death proceeds.

                            12. POLICY VALUE OPTIONS

The owner may elect a policy value option if:

o     this policy is in default;

o     the insured is living; and

o     this policy has a Cash Surrender Value.

GIAC must receive the owner's proper written request at the Executive Office before the end of the grace period. If no election is made before the end of the grace period, the automatic option will be (a) if available, otherwise (b). Surrender charges, if applicable, will be deducted upon effecting a policy value option (see "Surrender" on page 16).

Policy Value Options Available

Option (a)--Continue as Non-Participating Fixed Benefit Extended Term Insurance

This option is available only if Tabular Fixed Benefit Extended Term Insurance is shown on page 4. Fixed Benefit Extended Term Insurance will not be available if:

o     this policy was issued:

      o     in premium class 3 or higher; or

      o     with a temporary rating charge.

o the insurance which would be provided under policy value option (b) is equal to or greater than the insurance provided under this option.

Fixed Benefit Extended Term Insurance is life insurance for a level amount for a limited period. While this option is in force:

o     no Policy Premiums are due;

o     no unscheduled payments or partial withdrawals are permitted; and

o     no monthly deductions are taken.

The Net Cash Surrender Value will be used to purchase Fixed Benefit Extended Term Insurance based on the insured's Attained Age, sex and premium class. The amount of insurance will be the amount provided under the effective Death Benefit Option, less any Policy Debt.

Fixed Benefit Extended Term Insurance:

o has a cash value upon surrender (see "Surrender of Insurance Provided by a Policy Value Option" on page 19);

o     does not have a loan value.

Values under this option are not available for allocation to the Variable Investment Options or to the Fixed-Rate Option.

Option (b)--Continue as Non-Participating Reduced Paid-Up Insurance

Reduced Paid-Up Insurance is permanent life insurance. If this option is elected, GIAC will irrevocably transfer the unloaned Policy Account Value to the Fixed-Rate Option. The owner may repay any outstanding Policy Debt prior to the date this option takes effect; however, GIAC will not require such repayment. If Policy Debt is outstanding on the effective date of this option, it will be continued as outstanding Policy Debt under this option. Such outstanding Policy Debt will remain in the Loan Collateral Account and will be subject to the terms and conditions of "Policy Loans" on page 17.


95-MPVL                                Page 18

While this option is in effect:

o   no Policy Premiums are due;

o   no unscheduled payments are permitted; and

o monthly cost of insurance charges and any withdrawal charges, if applicable, will be deducted from the Fixed-
    Rate Option.

Reduced Paid-Up Insurance has a death benefit, cash value and loan value which may vary daily, depending upon:

o     interest credited to the Fixed-Rate Option;

o     partial withdrawals of the net cash value or policy loans taken; and

o monthly cost of insurance deductions based on the death benefit under this option.

Partial withdrawals reduce the death benefit under this option in the same proportion the partial withdrawal and any withdrawal charge is to the cash value before the partial withdrawal.

The initial death benefit under this option is the amount provided by applying the Cash Surrender Value or the Net Cash Surrender Value, (depending on whether outstanding Policy Debt is repaid), as a net single premium at the insured's Attained Age, sex and premium class.

However, in no event will the death proceeds payable under this option be less than (1) divided by (2); less (3), where:

o     (1) is $1000 multiplied by the cash value on the date of death;

o (2) is the net single premium for the insured's Attained Age, sex and premium class; and

o     (3) is any outstanding Policy Debt.

Option (c)--Continue as Non-Participating Variable Reduced Paid-Up Insurance

Variable Reduced Paid-Up Insurance is available if:

o     this policy has been in force for one policy year from its Issue Date;

o this policy was issued to an insured in a standard or better premium class; and

o     the Cash Surrender Value on the date of default is at least $10,000.

Option (b) will apply if the owner elects this option and option (c) is unavailable.

Variable Reduced Paid-Up Insurance is permanent life insurance. Values under this option may be allocated and transferred among the Variable Investment Options and the Fixed-Rate Option. The owner may repay any outstanding Policy Debt prior to the date this option takes effect; however, GIAC will not require such repayment. If Policy Debt is outstanding on the effective date of this option, it will be continued as outstanding Policy Debt under this option. Such outstanding Policy Debt will remain in the Loan Collateral Account and will be subject to the terms and conditions of "Policy Loans" on page 17.

While this option is in effect:

o     no Policy Premiums are due;

o     no unscheduled payments are permitted; and

o monthly cost of insurance charges and any withdrawal and transfer charges, if applicable, will be deducted from the Variable Investment Options and the Fixed-Rate Option.

Variable Reduced Paid-Up Insurance has a death benefit, cash value and loan value which may vary daily, depending upon:

o     the investment experience of the Variable Investment Options selected;

o     interest credited to the Fixed-Rate Option, if selected;

o     partial withdrawals of the net cash value or policy loans taken;

o monthly cost of insurance deductions based on the death benefit under this option; and

o     any transfer charge deducted, if applicable.

Partial withdrawals reduce the death benefit under this option in the same proportion the partial withdrawal and any applicable deductions is to the cash value before the partial withdrawal.

The initial death benefit under this option is the amount provided by applying the Cash Surrender Value or the Net Cash Surrender Value (depending on whether outstanding Policy Debt is repaid), as a net single premium at the insured's Attained Age, sex and premium class.

However, in no event will the death proceeds payable under this option be less than (1) divided by (2); less (3), where:

o     (1) is $1000 multiplied by the cash value on the date of death;

o (2) is the net single premium for the insured's Attained Age, sex and premium class; and

o     (3) is any outstanding Policy Debt.

Surrender of Insurance Provided by a Policy Value Option

While the insured is living, the owner may surrender the insurance provided by a Policy Value Option for a net cash value.

The net cash value on any date is equal to:

o     the cash value; less:

o     any outstanding Policy Debt.


95-MPVL                              Page 19                            {POL NO}

The cash value of Fixed Benefit Extended Term Insurance equals the then present value of the insurance. The cash value of Reduced Paid-Up Insurance will equal the value attributable to the Fixed-Rate Option and the Loan Collateral Account. The cash value of Variable Reduced Paid-Up Insur ance is (1) multiplied by (2); plus the sum of (3) and (4), where:

o (1) is the number of Investment Units attributable to each Variable Investment Option under policy value option (c);

o     (2) is the Investment Unit value for each such Variable Investment Option;

o     (3) is the amount attributable to the Fixed-Rate Option;

o     (4) is the amount attributable to the Loan Collateral Account.

Riders

Any additional benefit riders attached to this policy are disregarded in computing the values of these options unless otherwise stated in the rider.

                             13. EXCHANGE OF POLICY

The owner may exchange this policy for a new fixed-benefit policy on the life of the insured within 24 months of this policy's Issue Date; evidence of insurability will not be required. The values under the new policy will not be available for allocation to the Variable Investment Options or the Fixed-Rate Option. This exchange is subject to the following conditions:

o     GIAC must receive satisfactory written request at the Executive Office;

o this policy must be in full force with all due Policy Premiums paid to the exchange date, as defined below;

o     this policy must be surrendered to GIAC;

o the exchange cost, if any, must be paid to the issuing company (see "Exchange Cost or Credit" below);

o     any outstanding Policy Debt must be paid to GIAC;

o the new policy will be an annual premium whole life plan then being issued by GIAC or its affiliate;

o     the new policy will have the same Policy Date as this policy;

o the face amount of the new policy will be the Guaranteed Insurance Amount in effect on the exchange date;

o the new policy's premium class will be the same as this policy's, if available, or the issuing company's nearest equivalent; however, it will be subject to any face amount limitations then in effect;

o premiums for the new policy will be based on the published rates of the issuing company on the exchange date. The premiums will depend on the new policy's plan, face amount and premium class, and the insured's Age and sex;

o the contestable and suicide periods for the new policy will be measured from the Issue Date of this policy. If this policy has been reinstated, the contestable period for the new policy will be measured from the reinstatement date; and

o     the new policy will be subject to any existing assignment of this policy.

Riders

If an accidental death benefit rider or waiver of premium rider is in force on the exchange date, the new policy may include these riders without evidence of insurability. Other additional benefit riders will be available on the new policy only with the issuing company's consent. All riders on the new policy will be subject to the issuing company's rules on the exchange date.

Exchange Cost or Credit

In some cases, there may be an exchange cost or credit. The exchange cost or credit is the greater of (1) or (2) where:

o (1) is the cumulative premiums for the new policy with interest at 6%, less the cumulative Policy Premiums for this policy with interest at 6%;

o (2) is the cash value of the new policy, less this policy's Cash Surrender Value on the exchange date. The cash value will depend on the new policy's face amount, premium class, and the insured's Age and sex on the Policy Date.

If this amount is less than zero, the issuing company will pay an exchange credit to the owner. If this amount is greater than zero, the owner must pay the exchange cost to the issuing company.

Exchange Date

The exchange date is the Issue Date of the new policy. This date is the later of:

o the date GIAC receives the owner's proper written request for exchange and this policy at the Executive Office; or

o the date the issuing company receives any exchange cost payable by the owner.


95-MPVL                                   Page 20

                               14. PAYMENT OPTIONS

Payment of Proceeds

The proceeds of this policy will be paid in one sum, unless otherwise provided. All or part of this sum may be applied under any payment option described below or in any other manner GIAC approves. The payee under any payment option must be a natural person.

Election of Payment Options

During the insured's lifetime, the owner may choose any option for payment of the death proceeds. If no election is in force when the proceeds become payable, the payee may make an election subject to the following conditions:

o for death proceeds, election must be made within one year after the insured's death;

o for other proceeds, election must be made within 60 days after the proceeds become payable.

The owner may appoint a secondary payee to receive any payments remaining after the death of the payee. Upon the death of any payee receiving payments under an option, the remaining payments will be continued to the secondary payee or paid in one sum as described in "Termination" on page 22, whichever is elected.

Any election must be in a written form satisfactory to GIAC.

Options Available

o Option 1 - Proceeds Left at Interest: GIAC will hold the proceeds, making monthly interest payments. The yearly interest rate will be at least 3%. Any additional interest will be determined yearly by GIAC and added to the monthly payment.

o Option 2 - Payments of a Specified Amount: GIAC will make monthly payments of a specified amount until the proceeds and interest are fully paid. The total amount paid each year must be at least 10% of the original proceeds. Interest will be added to the proceeds each year; the yearly interest rate will be at least 3%. Any additional interest will be determined yearly by GIAC.

o Option 3 - Payments for a Specified Period: GIAC will make monthly payments for the number of years elected. The guaranteed payments shown in the Option 3 table on page 23 include interest at 3% a year. GIAC also will make yearly payments of any additional interest.

o Option 4 - Life Income with 10 Years Guar anteed: GIAC will make monthly payments for 10 years and for the remaining lifetime of the person on whose life the option is based. The minimum monthly payment will be based on the applicable amount in the Option 4 table on page 23. The table is based on 3% interest.

o Option 5 - Refund Life Income: GIAC will make monthly payments until the total amount paid equals the proceeds settled, and for the remaining lifetime of the person on whose life the option is based. The minimum monthly payment will be based on the applicable amount shown in the Option 5 table on page 23. The table is based on 3% interest.

o Option 6 - Joint and Survivor Income with 10 Years Guaranteed: GIAC will make monthly payments for 10 years and for the remaining lifetime of either of the two persons on whose lives the option is based. The monthly payment will be at least the applicable amount shown in the Option 6 table on page 24. The table is based on 3% interest.

Payment Provisions

o     At least $5,000 must be applied under each option selected.

o     Each periodic payment must be at least $50.

o The effective date of any option is the date the proceeds become payable. This date is the option date. Death proceeds are payable as of the date of the insured's death.

o After an option becomes effective, it cannot be terminated for payment in one sum, unless otherwise provided.

o The first payment under Option 1 is due one month after the option date. The first payment under Option 2, 3, 4, 5, or 6 is due on the option date.

o Option 1, 4, 5, or 6 must be based on the life of a natural person who is the owner, beneficiary, or payee. Under Option 6, the second life may be that of any natural person designated in the election. Satisfactory proof of age of such person(s) must be submitted before any payment is made.

o Under Option 4, 5, or 6, the present value of future benefits may not be withdrawn.


95-MPVL                                Page 21                          {POL NO}

Termination

Upon termination of an option, any amount payable is:

o     Under Option 1 or 2, any unpaid proceeds with any accrued interest.

o Under Option 3, the present value on the basis of 3% yearly compound interest of any unpaid payments for the specified period.


o Under Option 4, 5, or 6, the present value of any unpaid payments for the guaranteed period. This present value is derived using the interest rate which was used in computing the actual monthly payment.


95-MPVL                                Page 22

                              PAYMENT OPTION TABLES

                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

                           GUARANTEED MONTHLY PAYMENT
                           FOR EACH $1000 OF PROCEEDS

            ---------------------------------------------------------
             Years     1        2        3       4       5        6

            Amount  $ 84.87   43.28    29.43   22.50   18.36    15.59

             Years     7         8       9      10       11       12

            Amount  $ 13.62   12.15    11.00   10.09   9.35     8.73

             Years    13        14      15      16       17       18

            Amount  $ 8.20    7.76     7.37    7.04    6.74     6.48

             Years    19        20      21      22       23       24

            Amount  $ 6.25    6.04     5.85    5.68    5.53     5.39

             Years    25        26      27      28       29       30

            Amount  $ 5.26    5.14     5.04    4.94    4.84     4.76
            ---------------------------------------------------------

      OPTIONS 4 AND 5 - MINIMUM MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

             Option 4*         Option 5*                   Option 4*         Option 5*
   Age   Male    Female     Male   Female       Age     Male    Female     Male   Female
   40    3.54      3.33     3.48     3.30        63     5.28      4.75     4.96     4.55
   41    3.58      3.37     3.52     3.33        64     5.41      4.86     5.07     4.65
   42    3.63      3.40     3.56     3.37        65     5.55      4.98     5.19     4.75
   43    3.67      3.44     3.60     3.40        66     5.69      5.10     5.31     4.85
   44    3.72      3.48     3.64     3.44        67     5.84      5.23     5.44     4.96
   45    3.77      3.52     3.69     3.47        68     5.99      5.37     5.57     5.08
   46    3.83      3.56     3.73     3.51        69     6.15      5.52     5.72     5.20
   47    3.88      3.61     3.78     3.55        70     6.32      5.67     5.87     5.34
   48    3.94      3.65     3.83     3.60        71     6.49      5.83     6.03     5.48
   49    4.00      3.70     3.89     3.64        72     6.66      6.00     6.19     5.63
   50    4.07      3.76     3.94     3.69        73     6.84      6.18     6.37     5.79
   51    4.13      3.81     4.00     3.74        74     7.02      6.37     6.56     5.96
   52    4.21      3.87     4.06     3.79        75     7.20      6.56     6.75     6.14
   53    4.28      3.93     4.12     3.84        76     7.39      6.76     6.96     6.33
   54    4.36      3.99     4.19     3.90        77     7.57      6.96     7.18     6.53
   55    4.44      4.06     4.26     3.96        78     7.75      7.17     7.42     6.75
   56    4.53      4.13     4.33     4.02        79     7.92      7.38     7.66     6.98
   57    4.62      4.20     4.41     4.08        80     8.09      7.59     7.92     7.23
   58    4.71      4.28     4.49     4.15        81     8.26      7.79     8.19     7.49
   59    4.81      4.37     4.58     4.22        82     8.41      7.99     8.48     7.77
   60    4.92      4.45     4.66     4.30        83     8.56      8.18     8.78     8.07
   61    5.03      4.55     4.76     4.38        84     8.70      8.36     9.10     8.39
   62    5.15      4.65     4.86     4.46        85     8.82      8.53     9.44     8.72

                                     & over

* Amount payable unless option is irrevocably elected before insured's death to be automatically effective for death proceeds. If option is elected before insured's death, add 2 years to annuitant's age at all ages.

+ Minimum monthly payments for any ages not shown will be furnished upon request.


95-MPVL                            Page 23                              {POL NO}

          OPTION 6-MINIMUM MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

   Female                              Male Age
     Age    50    51   52    53     54    55    56    57   58    59

     50    3.50  3.52  3.53  3.55  3.56  3.58  3.59  3.60  3.61  3.62
     51    3.53  3.54  3.56  3.58  3.59  3.61  3.62  3.64  3.65  3.66
     52    3.55  3.57  3.59  3.61  3.63  3.64  3.66  3.67  3.69  3.70
     53    3.58  3.60  3.62  3.64  3.66  3.68  3.69  3.71  3.73  3.74
     54    3.60  3.63  3.65  3.67  3.69  3.71  3.73  3.75  3.77  3.78
     55    3.63  3.65  3.68  3.70  3.72  3.74  3.76  3.79  3.81  3.82
     56    3.65  3.68  3.70  3.73  3.75  3.78  3.80  3.82  3.84  3.87
     57    3.68  3.70  3.73  3.76  3.79  3.81  3.84  3.86  3.88  3.91
     58    3.70  3.73  3.76  3.79  3.82  3.85  3.87  3.90  3.93  3.95
     59    3.72  3.76  3.79  3.82  3.85  3.88  3.91  3.94  3.97  3.99
     60    3.75  3.78  3.81  3.85  3.88  3.91  3.94  3.97  4.01  4.04
     61    3.77  3.80  3.84  3.87  3.91  3.94  3.98  4.01  4.05  4.08
     62    3.79  3.83  3.86  3.90  3.94  3.98  4.01  4.05  4.08  4.12
     63    3.81  3.85  3.89  3.93  3.97  4.01  4.05  4.09  4.12  4.16
     64    3.83  3.87  3.91  3.95  3.99  4.04  4.08  4.12  4.16  4.20
     65    3.85  3.89  3.93  3.98  4.02  4.07  4.11  4.16  4.20  4.24
     66    3.87  3.91  3.96  4.00  4.05  4.09  4.14  4.19  4.24  4.28
     67    3.88  3.93  3.98  4.02  4.07  4.12  4.17  4.22  4.27  4.32
     68    3.90  3.95  4.00  4.05  4.10  4.15  4.20  4.25  4.31  4.36
     69    3.91  3.96  4.01  4.07  4.12  4.17  4.23  4.28  4.34  4.40
     70    3.93  3.98  4.03  4.09  4.14  4.20  4.26  4.31  4.37  4.43

   Female                              Male Age
     Age    60    61   62    63     64    65    66    67   68    69     70

     50    3.64  3.65  3.65  3.66  3.67  3.68  3.69  3.69  3.70  3.71  3.71
     51    3.67  3.69  3.70  3.71  3.72  3.72  3.73  3.74  3.75  3.75  3.76
     52    3.72  3.73  3.74  3.75  3.76  3.77  3.78  3.79  3.80  3.80  3.81
     53    3.76  3.77  3.78  3.80  3.81  3.82  3.83  3.84  3.85  3.86  3.86
     54    3.80  3.81  3.83  3.84  3.86  3.87  3.88  3.89  3.90  3.91  3.92
     55    3.84  3.86  3.88  3.89  3.91  3.92  3.93  3.95  3.96  3.97  3.98
     56    3.89  3.91  3.92  3.94  3.96  3.97  3.99  4.00  4.01  4.03  4.04
     57    3.93  3.95  3.97  3.99  4.01  4.03  4.04  4.06  4.07  4.09  4.10
     58    3.97  4.00  4.02  4.04  4.06  4.08  4.10  4.12  4.13  4.15  4.16
     59    4.02  4.05  4.07  4.09  4.12  4.14  4.16  4.18  4.20  4.21  4.23
     60    4.06  4.09  4.12  4.15  4.17  4.20  4.22  4.24  4.26  4.28  4.30
     61    4.11  4.14  4.17  4.20  4.23  4.26  4.28  4.31  4.33  4.35  4.37
     62    4.16  4.19  4.22  4.25  4.29  4.32  4.34  4.37  4.40  4.42  4.44
     63    4.20  4.24  4.27  4.31  4.34  4.38  4.41  4.44  4.47  4.49  4.52
     64    4.24  4.29  4.32  4.36  4.40  4.44  4.47  4.51  4.54  4.57  4.60
     65    4.29  4.33  4.38  4.42  4.46  4.50  4.54  4.57  4.61  4.64  4.68
     66    4.33  4.38  4.43  4.47  4.52  4.56  4.60  4.64  4.68  4.72  4.76
     67    4.37  4.43  4.48  4.53  4.57  4.62  4.67  4.71  4.76  4.80  4.84
     68    4.42  4.47  4.52  4.58  4.63  4.68  4.73  4.78  4.83  4.88  4.92
     69    4.46  4.51  4.57  4.63  4.69  4.74  4.80  4.85  4.91  4.96  5.01
     70    4.50  4.56  4.62  4.68  4.74  4.80  4.86  4.92  4.98  5.04  5.09

+ Minimum monthly payments for any ages not shown will be furnished upon request.


95-MPVL                                Page 24

                             15. GENERAL PROVISIONS

The Contract

The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements, and applications. GIAC relied upon the application(s) in issuing this policy. All statements in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties. No statement will be used to contest this policy unless contained in the application(s).

Only the President, a Vice President, or the Secretary of GIAC may make or modify this policy. No agent has the authority to:

o     change this policy;

o     waive any provision of this policy or any of GIAC's requirements; or

o     waive an answer to any question in the application(s).

GIAC will not be bound by any promise or statement made by any agent or other person except as stated above.

Basis of Values

Net Single Premiums and maximum cost of insurance rates under this policy are based on:

o the Commissioners 1980 Standard Ordinary Mortality Table, male or female, smoker, non-smoker, with continuous functions; and

o     an assumed yearly interest rate of 4%.

All policy values equal or exceed those required by any state statute. A detailed statement of the method of computing these values has been filed with each state insurance department.

Age and Sex

If the Age or sex of the insured has been misstated, the amount of death benefit will be that which would be purchased by the most recent deduction for the cost of insurance and premiums for any additional benefit riders at the correct Age and sex.

Incontestability

This policy will be incontestable after it has been in force during the insured's lifetime for 2 years from its Issue Date, except for nonpayment of Policy Premiums due. If the Death Benefit Option is changed from 1 to 2, the amount of any increase in the death benefit will be incontestable after such increase has been in force during the insured's lifetime for 2 years from the date the change takes effect.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

If this policy is reinstated, statements made in the reinstatement application will be incontestable after this policy has been in force during the insured's lifetime for 2 years from the reinstatement date.

Suicide Exclusion

If the insured commits suicide, while sane or insane, within 2 years from the Issue Date, GIAC's liability will be limited to the greater of (a) or (b) as of the date of death, where:

o     (a) is:

      o the sum of all Policy Premiums and unscheduled payments made under this policy;

      less:

      o     any Policy Debt; and

      o     any partial withdrawals and related deductions;

o     (b) is the Net Cash Surrender Value.

Deferment

GIAC reserves the right to defer calculation and payment of this policy's benefits which are attributable to the Variable Investment Options when:

o the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings); or

o the Securities and Exchange Commission restricts trading or determines that an emergency exists; or

o a Variable Investment Option's corresponding mutual fund lawfully suspends payment or redemption of its shares.

In such situations, GIAC may defer:

o determination or payment of a partial withdrawal, surrender or death proceeds; or

o determination or payment of policy loans, except for a loan to pay a Policy Premium to GIAC; or

o     transfers among the Variable Investment Options; or

o     allocation of Net Premiums to the Variable Investment Options.

GIAC may defer the following transactions from the Fixed- Rate Option for up to 6 months from the date GIAC receives the owner's proper request at the Executive
Office:

o determination or payment of a partial withdrawal, surrender or death proceeds. GIAC will pay interest on deferred partial withdrawals and surrenders at a rate not less than 3% a year if any such payment is deferred 30 days or more. GIAC will pay interest on deferred death proceeds in accordance with "Death


95-MPVL                            Page 25                              {POL NO}

      Proceeds" on page 6; or

However, no interest will be payable if:

o all the conditions for taking a partial withdrawal, surrender or policy loan have not been met; or

o     GIAC defers payment of such amount for less than 10 business days; or

    o the amount of interest which would be payable is $25.00 or less.

Communications with GIAC

GIAC receives all communications only at the Executive Office. Please include the policy number, the full names of the owner and insured, and the owner's current address in all correspondence with GIAC.

Payments by GIAC

All amounts payable by GIAC are payable at the Executive Office.

Statement to the Owner

GIAC will provide a written statement to the owner once each year. GIAC will send the statement soon after each Policy Anniversary.

The statement will show the following information as of the most recent Policy
Anniversary:

o     the amount of death benefit;

o the Policy Account Value and the portion of the Policy Account Value attributable to the Variable Investment Options and the Fixed-Rate Option;

o     the Net Cash Surrender Value and Cash Surrender Value;

o Policy Premiums and any unscheduled payments paid, and charges deducted since the last statement;

o     any transfers or partial withdrawals since the last statement; and

o     any outstanding Policy Debt.

The statement will also include any other information required by the jurisdiction where this policy is delivered. No statement will be sent if this policy is being continued under Fixed Benefit Extended Term Insurance.


95-MPVL NY                             Page 26

                                  ENDORSEMENTS

            (Endorsements made at issue may also appear on page 3.)


95-MPVL                             Page 27                             {POL NO}

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

                                      INDEX

                  Subject                                                  Page
                  -------                                                  ----

                  Age and Sex................................................25
                  Allocation of Net Premiums.............................11, 12
                  Assignment..................................................8
                  Automatic Premium Loan.................................10, 11
                  Basis of Values............................................25
                  Beneficiary..............................................3, 8
                  Changes in Basic Scheduled Premiums.........................9
                  Communications with GIAC...................................26
                  Crediting Payments......................................9, 10
                  Death Proceeds...........................................6, 7
                  Deferment..............................................25, 26
                  Definitions..............................................5, 6
                  Dollar Cost Averaging Option...........................12, 13
                  Due Date and Default.......................................11
                  Exchange of Policy.........................................20
                  Fixed Benefit Extended Term Insurance......................18
                  The Fixed-Rate Option......................................14
                  Grace Period...............................................11
                  Guaranteed Premium Period................................5, 9
                  The Guardian Separate Account K............................13
                  Incontestability...........................................25
                  Investment Units........................................5, 14
                  Loan Collateral Account....................................17
                  Monthly Cost of Insurance..................................15
                  Monthly Deductions......................................3, 15
                  Owner....................................................3, 8
                  Partial Withdrawals........................................16
                  Payment Options........................................21, 22
                  Payment Option Tables..................................23, 24
                  Policy Account Value................................5, 14, 15
                  Policy Data.................................................3
                  Policy Loans...........................................17, 18
                  Premium Payment..........................................8, 9
                  Premium Skip Option........................................10
                  Reduced Paid-Up Insurance..............................18, 19
                  Reducing the Guaranteed Insurance Amount....................7
                  Reinstatement..............................................11
                  Rights Reserved........................................13, 14
                  Statement to the Owner.....................................26
                  Suicide Exclusion..........................................25
                  Surrender..............................................16, 17
                  Surrender of Insurance Provided by a Policy Value
                    Option ..............................................19, 20
                  Table of Benchmark Values For Comparison Purposes...........4
                  Table of Maximum Monthly Cost of Insurance Rates............4
                  Table of Net Single Premiums................................4
                  Table of Non-Guaranteed Tabular Values......................4
                  Transaction Deductions..................................3, 15
                  Transfers..................................................12
                  Unscheduled Payments........................................9
                  Variable Reduced Paid-Up Insurance.........................19


95-MPVL                               Page 28                          {POL NO}

Variable Whole Life Insurance Policy with Modified Scheduled Premiums

o Basic Scheduled Premiums payable during Guaranteed Premium Period remain level and unchanged

o Basic Scheduled Premiums subject to change after Guaranteed Premium Period, in accordance with "Changes in Basic Scheduled Premiums" on page 9

o     Non-participating--No dividends payable


[LOGO] The Guardian(R)

               The Guardian            Executive Office:
               Insurance & Annuity     201 Park Avenue South, Mail Station 215-B
               Company, Inc.           New York, NY 10003


95-MPVL